Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

by and among

MAGNETEK, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO
as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,

and

WELLS FARGO FOOTHILL, INC.
as the Arranger and Administrative Agent

Dated as of September 30, 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION

	1.1	Definitions

	1.2	Accounting Terms

	1.3	Code

	1.4	Construction

	1.5	Schedules and Exhibits

2.	LOAN AND TERMS OF PAYMENT

	2.1	Revolver Advances

	2.2	[Reserved]

	2.3	Borrowing Procedures and Settlements

	2.4	Payments

	2.5	Overadvances

	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations

	2.7	Cash Management

	2.8	Crediting Payments

	2.9	Designated Account

	2.10	Maintenance of Loan Account; Statements of Obligations

	2.11	Fees

	2.12	Letters of Credit

	2.13	LIBOR Option

	2.14	Capital Requirements

	2.15	Joint and Several Liability of Borrowers

3.	CONDITIONS; TERM OF AGREEMENT

	3.1	Conditions Precedent to the Initial Extension of Credit

	3.2	Conditions Precedent to all Extensions of Credit

	3.3	Term

	3.4	Effect of Termination

	3.5	Early Termination by Borrowers

4.	REPRESENTATIONS AND WARRANTIES

	4.1	No Encumbrances; Properties

	4.2	Eligible Accounts

	4.3	Eligible Inventory

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4.4	Equipment

4.5	Location of Inventory and Equipment

4.6	Inventory Records

4.7	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number and FEIN; Commercial Tort Claims; Legal and Trade Name; Places of Business

4.8	Due Organization and Qualification; Subsidiaries

4.9	Due Authorization; No Conflict; Governmental Approvals; Enforceability

4.10	Litigation

4.11	No Material Adverse Change; Financial Condition

4.12	Solvency; Fraudulent Transfer

4.13	Employee Benefits

4.14	Environmental Condition

4.15	Intellectual Property

4.16	Leases

4.17	Deposit Accounts and Securities Accounts

4.18	Complete Disclosure

4.19	Indebtedness

4.20	Material Contracts

4.21	Second Lien Loan Documents

4.22	Compliance with Law, Etc

4.23	Taxes, Etc

4.24	Regulations T, U and X

4.25	Nature of Business

4.26	Adverse Agreements, Etc

4.27	Permits, Etc

4.28	Operating Lease Obligations

4.29	Insurance

4.30	Holding Company and Investment Company Acts

4.31	Employee and Labor Matters

4.32	Customers and Suppliers

4.33	No Bankruptcy Filing

4.34	Separate Existence

4.35	Excluded Foreign Subsidiaries

	4.36	Representations and Warranties in Documents; No Default

5.	AFFIRMATIVE COVENANTS

	5.1	Accounting System

	5.2	Collateral Reporting

	5.3	Financial Statements, Reports, Certificates

	5.4	Guarantor Reports

	5.5	Inspection

	5.6	Maintenance of Properties

	5.7	[Reserved]

	5.8	Insurance

	5.9	Location of Inventory and Equipment

	5.10	Compliance with Laws, Etc

	5.11	Leases

	5.12	Existence

	5.13	Environmental

	5.14	Disclosure Updates

	5.15	Control Agreements

	5.16	Formation of Subsidiaries

	5.17	ERISA Compliance

	5.18	Second Lien Loan Documents

	5.19	Completion of Magnetek ADS Sale

	5.20	Obtaining of Permits, Etc

	5.21	Subordination

	5.22	After Acquired Property

	5.23	Further Assurances

	5.24	Post-Closing Requirements

6.	NEGATIVE COVENANTS

	6.1	Indebtedness

	6.2	Liens

	6.3	Restrictions on Fundamental Changes

	6.4	Disposal of Assets

	6.5	[Reserved.]

	6.6	Nature of Business

	6.7	Payments and Amendments, etc

	6.8	Change of Control

	6.9	Consignments

	6.10	Distributions; Restricted Payments

	6.11	Accounting Methods

	6.12	Investments

	6.13	Transactions with Affiliates

	6.14	Use of Proceeds

	6.15	Inventory and Equipment with Bailees

	6.16	Financial Covenants

	6.17	ERISA

	6.18	Lease Obligations

	6.19	Federal Reserve Regulations

	6.20	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

	6.21	Limitation on Issuance of Capital Stock

	6.22	Investment Company Act of 1940

	6.23	Environmental

	6.24	Excluded Foreign Subsidiaries

7.	EVENTS OF DEFAULT

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES

	8.1	Rights and Remedies

	8.2	Remedies Cumulative

9.	TAXES AND EXPENSES

10.	WAIVERS; INDEMNIFICATION

	10.1	Demand; Protest; etc

	10.2	The Lender Group’s Liability for Collateral

	10.3	Indemnification

	10.4	Waiver of Consequential Damages, Etc

11.	NOTICES

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

	13.1	Assignments and Participations

	13.2	Successors

14.	AMENDMENTS; WAIVERS

	14.1	Amendments and Waivers

	14.2	Replacement of Holdout Lender

	14.3	No Waivers; Cumulative Remedies

15.	AGENT; THE LENDER GROUP

	15.1	Appointment and Authorization of Agent

	15.2	Delegation of Duties

	15.3	Liability of Agent

	15.4	Reliance by Agent

	15.5	Notice of Default or Event of Default

	15.6	Credit Decision

	15.7	Costs and Expenses; Indemnification

	15.8	Agent in Individual Capacity

	15.9	Successor Agent

	15.10	Lender in Individual Capacity

	15.11	Withholding Taxes

	15.12	Collateral Matters

	15.13	Restrictions on Actions by Lenders; Sharing of Payments

	15.14	Agency for Perfection

	15.15	Payments by Agent to the Lenders

	15.16	Concerning the Collateral and Related Loan Documents

	15.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information

	15.18	Several Obligations; No Liability

	15.19	Bank Product Providers

16.	GENERAL PROVISIONS

	16.1	Effectiveness

	16.2	Section Headings

	16.3	Interpretation

	16.4	Severability of Provisions

	16.5	Counterparts; Electronic Execution

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16.6	Revival and Reinstatement of Obligations

16.7	Confidentiality

16.8	Integration

16.9	Parent as Agent for Borrowers

16.10	Public Disclosure

16.11	Borrowings Upon Partial Release of Availability Block

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of September 30, 2005, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and MAGNETEK, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower,” and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                                 Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2                                 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto, if any.  Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3                                 Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; and when used to define a category or categories of collateral owned or hereafter acquired by any Borrower or Guarantor which may be subject to the provisions of the PPSA, then such term shall include the equivalent category or categories of collateral under the PPSA.

1.4                                 Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.  References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting, or replacing the statute or regulation referred to.

1.5                                 Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                                 Revolver Advances.

(a)                                  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the least of: (i) the Maximum Revolver Amount less the sum of (A) the Letter of Credit Usage plus (B) the Availability Block, (ii) the Borrowing Base less the sum of (A) the Letter of Credit Usage plus (B) the Availability Block, or (iii) the Total Debt Limiter less the sum of (A) the Letter of Credit Usage, plus (B) the Availability Block plus (C) the outstanding principal balance of the Second Lien Indebtedness.

(b)                                 Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves (i) with respect to (A) sums that Borrowers are required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (B) amounts owing by Borrowers or their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Law) in and to such item of the Collateral, and (ii) after the occurrence and during the continuance of an Event of Default, with respect to such other matters as Agent in its Permitted Discretion shall deem necessary or appropriate.

(c)                                  Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2                                 [Reserved].

2.3                                 Borrowing Procedures and Settlements.

(a)                                  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent.  If Swing Lender is obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)                                 Making of Swing Loans.  In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date plus the amount of the requested Advance does not exceed $2,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender, as a Lender, shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Administrative Borrower on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower’s Designated Account.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender as a Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c)                                  Making of Loans.

(i)                                     In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)                                  Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)                               Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers.  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d)                                 Protective Advances and Optional Overadvances.

(i)                                     Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion as it deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)                                  Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $2,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph.  In such circumstances, if any Lender with a Commitment disagrees over the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  Each Lender with a Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)                               Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and all payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(e)                                  Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their respective Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)):  (y) if a Lender’s balance of the Advances (including Swing Loans and

Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)                                  In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii)                               Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections of Borrowers or their respective Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f)                                    Notation.  Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)                                 Lenders’ Failure to Perform.  All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4                                 Payments.

(a)                                  Payments by Borrowers.

(i)                                     Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein.  Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)                                  Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)                                 Apportionment and Application.

(i)                                     Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.  All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

(1)                                  first, ratably to pay any Lender Group Expenses then due to Agent or any of the Lenders under the Loan Documents, until paid in full,

(2)                                  second, ratably to pay any fees or premiums then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents until paid in full,

(3)                                  third, to pay interest due in respect of all Protective Advances until paid in full,

(4)                                  fourth, to pay the principal of all Protective Advances until paid in full,

(5)                                  fifth, ratably to pay interest due in respect of the Advances (other than Protective Advances) and the Swing Loans until paid in full,

(6)                                  sixth, to pay the principal of all Swing Loans until paid in full,

(7)                                  seventh, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay any Bank Product Obligations then due and owing, until paid in full,

(8)                                  eighth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(9)                                  ninth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the Bank Product Obligations have been paid in full or the cash collateral amount therefor has been exhausted,

(10)                            tenth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure the Bank Product Obligations), and

(11)                            eleventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

(ii)                                  Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iii)                               Except with respect to proceeds of the Magnetek ADS Sale or any Disposition described in Section 2.4(c), in each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)                              For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)                                 In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(vi)                              In the event, pursuant to the provisions of Section 6.7(g), Borrowers repay the Obligations as set forth in this Section 2.4(b) after the incurrence and during the continuance of an Event of Default (A) instead of making a scheduled principal payment with respect to the Second Lien Indebtedness or (B) out of proceeds of a Second Lien Prepayment Event, then the Maximum Revolver Amount, the aggregate Commitments and the Total Debt Limiter shall be permanently reduced and a permanent reserve against the Borrowing Base shall be established and maintained by Agent, in each case in an amount equal to the amount of such repayment of the Obligations.

(c)                                  Mandatory Prepayments.

(i)                                     Upon a Disposition by any Borrower or Mondel of any Accounts or Inventory (but not all or substantially all of the assets (x) of such Person or (y) that are used with respect to one or more business lines maintained by any Borrower or Mondel) not made in the ordinary course of such Borrower’s or Mondel’s business, Borrowers shall prepay the Senior Debt (in accordance with the application procedures set forth in Section 2.4(c)(vi)) in an amount equal to (A) in the case of a Disposition solely of Accounts or Inventory, 100% of the Net Cash Proceeds received by such Person in connection therewith, or (B) in the case of a Disposition of assets including Accounts or Inventory as well as other assets, 100% of the net book value of such Accounts or Inventory that are the subject of such Disposition.  The provisions of this Section 2.4(c)(i) shall not be deemed to be implied consent to any Disposition otherwise prohibited by the terms and conditions of this Agreement.

(ii)                                  Upon a Disposition by any Borrower, any Guarantor or any of their respective Subsidiaries of (x) all or substantially all of the Stock in Mondel or any Borrower that owns Accounts or Inventory, or (y) all or substantially all of the assets of Mondel or any Borrower that owns Accounts or Inventory (or one or more business lines maintained by any Borrower or Mondel that includes Accounts or Inventory), Borrowers shall prepay the Senior Debt (in accordance with the application procedures set forth in Section 2.4(c)(vi)) in an amount equal to 100% of the net book value of such Accounts or Inventory that are the subject of such Disposition.  The provisions of this Section 2.4(c)(i) shall not be deemed to be implied consent to any Disposition otherwise prohibited by the terms and conditions of this Agreement.

(iii)                               Upon the receipt by any Borrower, any Guarantor or any of their respective Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the Senior Debt (in accordance with the application procedures set forth in Section 2.4(c)(vi)) in an amount equal to 100% of the Net Cash Proceeds arising from such Extraordinary Receipts.

(iv)                              If, for any reason, the aggregate outstanding principal balance of the Advances, Letter of Credit Usage and Second Lien Indebtedness, when measured as of the end of any month, exceeds the Total Debt Limiter, Borrowers shall immediately prepay the Senior Debt (in accordance with the application procedures set forth in Section 2.4(c)(vi)) by remitting to Agent, in cash, the amount of such excess.

(v)                                 The foregoing to the contrary notwithstanding, Borrowers shall not be required to make a prepayment otherwise required pursuant to Sections 2.4(c)(i) or (iii) with Reinvestment Eligible Funds so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds and on the date such amounts are to be released to a Borrower pursuant to this Section 2.4(c)(v), (B) the Administrative Borrower delivers a notice (a “Reinvestment Notice”) on or prior to the date that the applicable Borrower receives the monies constituting such Reinvestment Eligible Funds notifying the Agent of the intent of the applicable Person to use such Reinvestment Eligible Funds (1) to repair, restore, or replace the assets that were the subject of the Disposition, casualty or condemnation giving rise to such amounts with assets of equal or greater fair market value which will be useful in the conduct of their business in accordance with past practice, (2) within the period specified in such notice, which period shall not to exceed the earlier of (x) 180 days after the receipt of such Reinvestment Eligible Funds by the applicable Borrower and (y) the Maturity Date, and (C) pending the reinvestment described in clause (B)(1) above, such Reinvestment Eligible Amounts are deposited in a cash collateral account over which is subject to a Control Agreement.  If all or any portion of such Reinvestment Eligible Funds are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the Obligations in accordance with Section 2.4(c)(vi) on the last day of such specified period, to the extent that such Reinvestment Eligible Funds were otherwise required to be used to prepay the Obligations pursuant to this Section 2.4(c).

(vi)                              Any prepayments required to be made pursuant to this Section 2.4(c) shall be (A) accompanied by all accrued interest on the principal amount being prepaid to the date of prepayment and (B) be applied to the Obligations then outstanding (other than Bank Product Obligations in excess of the Bank Product Reserve) as set forth in Section 2.4(b) until paid in full and thereafter be used to prepay the Second Lien Indebtedness subject to the terms of the Second Lien Intercreditor Agreement and the provisions of this Agreement.

2.5                                 Overadvances.  Except as permitted by Section 2.3(d) with respect to optional Overadvances, if, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6                                 Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)                                  Interest Rates.  Except as provided in Section 2.6(c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)                                 Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 4.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i)                                     all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)                                  the Letter of Credit fee provided for above shall be increased to 4 percentage points above the per annum rate otherwise applicable hereunder.

(d)                                 Payment.  Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e)                                  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                                    Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7                                 Cash Management.

(a)                                  Borrowers shall and shall cause each of their respective Domestic Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their respective Domestic Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or their respective Domestic Subsidiaries) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b)                                 Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance acceptable to Agent.  Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent (or, after the date when the “Discharge of Priority First Lien Indebtedness” (as such term is defined in the Intercreditor Agreement) has occurred, Second Lien Loan Agent) directing the disposition of the funds in such Cash Management Account without further consent by Borrowers or their respective Domestic Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account.

(c)                                  So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower or its Domestic Subsidiary, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement.  Borrowers (or their respective Domestic Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)                                 The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8                                 Crediting Payments.  The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9                                 Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10                           Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank.  Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11                           Fees.  Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12                           Letters of Credit.

(a)                                  Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers.  Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i)                                     the Letter of Credit Usage would exceed the Borrowing Base less the sum of (A) the outstanding amount of Advances plus (B) the Availability Block,

(ii)                                  the Letter of Credit Usage would exceed $4,000,000,

(iii)                               the Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of (A) the outstanding amount of Advances plus (B) the Availability Block, or

(iv)                              the Letter of Credit Usage would exceed the Total Debt Limiter less the sum of (A) the outstanding amount of Advances plus (B) the Availability Block plus (C) the outstanding principal balance of the Second Lien Indebtedness.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date.  Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)                                 Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Commitment, and each Lender with a Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)                                  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)                                 Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)                                  Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)                                    If by reason of (i) any change after the Closing Date in any Applicable Law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)                                  there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.  The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13                           LIBOR Option.

(a)                                  Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)                                 LIBOR Election.

(i)                                     Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Commitment.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii)                               Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)                                  Prepayments.  Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their respective Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d)                                 Special Provisions Applicable to LIBOR Rate.

(i)                                     The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any Eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)                                  No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring Eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14                           Capital Requirements.  If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15                           Joint and Several Liability of Borrowers.

(a)                                  Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)                                  If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f)                                    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                 In the event the Obligations or any Guaranty is at any time secured by any Real Property, each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(h)                                 In the event the Obligations or any Guaranty is at any time secured by any Real Property, each Borrower waives all rights and defenses that such Borrower may have because the Obligations or such Guaranty is secured by Real Property.  This means, among other things:

(i)                                     Agent and Lenders may collect from such Borrower without first foreclosing on any Real or Personal Property Collateral pledged by Borrowers.

(ii)                                  If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

(1)                                  The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(2)                                  Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has or have destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes.  As provided in Section 12(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the Obligations.

(i)                                     The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j)                                     Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)                                  Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                                 Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2                                 Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)                                  the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by a materiality concept in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)                                  no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and

(d)                                 no Material Adverse Change shall have occurred.

3.3                                 Term.  This Agreement shall continue in full force and effect for a term ending on the earlier to occur of (a) December 31, 2007 or (b) the “Final Maturity Date,” as defined in the Second Lien Loan Agreement (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4                                 Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations).  No termination of this Agreement, however, shall relieve or discharge Borrowers or their respective Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5                                 Early Termination by Borrowers.  Borrowers have the option, at any time upon 90 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full.  If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

4.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1                                 No Encumbrances; Properties.

(a)                                  Each Borrower, each Guarantor and each of their respective Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(b)                                 Schedule 4.1 sets forth a complete and accurate list of the location, by state or province and street address, of all Real Property.

4.2                                 Eligible Accounts.  As to each Account that is identified as an Eligible Account in a borrowing base report submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the applicable Borrower’s or Mondel’s business, (b) owed to the applicable Borrower or Mondel without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

4.3                                 Eligible Inventory.  As to each item of Inventory that is identified as Eligible Inventory in a borrowing base report submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

4.4                                 Equipment.  Each material item of Equipment of Borrowers and their respective Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5                                 Location of Inventory and Equipment.  Other than as set forth on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9), the Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrowers and their respective Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified thereon.  Without limiting the foregoing, in the event any goods of any Borrower or its Subsidiaries are stored at any warehouse or are otherwise in the possession of a bailee, none of the receipts received by such Borrower or Subsidiary states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

4.6                                 Inventory Records.  Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.7                                 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number and FEIN; Commercial Tort Claims; Legal and Trade Name; Places of Business.

(a)                                  The jurisdiction of organization of each Borrower and each of its Subsidiaries is set forth on Schedule 4.7(a).

(b)                                 The chief executive office of each Borrower and each Guarantor is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated pursuant to Section 5.9).

(c)                                  Each Borrower’s and each Guarantor’s organizational identification number and federal employer identification number (or in the case of Mondel, the business number assigned by the Canadian Revenue Agency), if any, are identified on Schedule 4.7(c).

(d)                                 As of the Closing Date, none of the Borrowers or Guarantors holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant, except as set forth on Schedule 4.7(d).

(e)                                  The exact legal name of, and all tradenames used by, each Borrower and each Guarantor and the exact legal name of each Subsidiary of any Borrower or Guarantor is as set forth on Schedule 4.7(e).

(f)                                    Each place of business of each Borrower and each of its Subsidiaries is set forth on Schedule 4.7(f).

4.8                                 Due Organization and Qualification; Subsidiaries.

(a)                                  Each Borrower and its Subsidiaries other than Excluded Foreign Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state, province or other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and (iii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby.

(b)                                 Set forth on Schedule 4.8(b), is a complete and accurate description of the authorized capital Stock of each Borrower and each Guarantor, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s or any Borrower’s Subsidiary’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)                                  Set forth on Schedule 4.8(c), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries (other than Excluded Foreign Subsidiaries), showing:  (i) the legal name of each such Subsidiary, (ii) the jurisdiction of their organization, (iii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iv) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower.  All of the issued and outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on Schedule 4.8(c), all such capital Stock is owned by a Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens.  There are no outstanding debt or equity securities of any Borrower or any of its Subsidiaries and no outstanding obligations of any Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from such Borrower or any of its Subsidiaries, or other obligations of any Borrower or any of its Subsidiaries to issue, directly or indirectly, any shares of capital Stock of any Borrower or Subsidiary of any Borrower.

(d)                                 Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.9                                 Due Authorization; No Conflict; Governmental Approvals; Enforceability.

(a)                                  The execution, delivery and performance by each Borrower and each Guarantor of each Loan Document to which it is or will be a party, (i) have been duly authorized and approved by all necessary action (whether of the interestholders of any such Borrower or such Guarantor, any Person under any material contractual obligation of any such Borrower or such Guarantor, or otherwise), (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable provision of United States or foreign federal, state, provincial or local law or regulation, any order, judgment or decree of any court or other Governmental Authority binding on any such Borrower or such Guarantor, or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(b)                                 As to each Borrower and each Guarantor, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is or will be a party do not and will not (i) violate any provision of United States or foreign federal, state, provincial, or local law or regulation applicable to any Borrower or any Guarantor, the Governing Documents of any Borrower or any Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower or any Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower or any Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower or any Guarantor, other than Permitted Liens, or (iv) require any approval of any Borrower’s or any Guarantor’s interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower or any Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(c)                                  Other than the filing of financing statements, and the recordation of the Mortgages, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Borrower or Guarantor of any Loan Document to which it is or will be a party.

(d)                                 This Agreement is, and each other Loan Document to which any Borrower or Guarantor is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e)                                  The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

4.10                           Litigation.  Other than those matters disclosed on Schedule 4.10, (a) there is no pending or, to the knowledge of any Borrower, any Guarantor or their respective Subsidiaries, threatened action, suit or proceeding affecting any Borrower, any Guarantor or their respective Subsidiaries before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to result in a Material Adverse Change or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

4.11                           No Material Adverse Change; Financial Condition.

(a)                                  The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since June 30, 2005 no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Change.

(b)                                 The Parent has heretofore furnished to each Agent and each Lender (i) Projections for the Parent’s fiscal years ending in June 30, 2006 through June 30, 2008, which projected financial statements shall be updated from time to time pursuant to Section 5.3.  Such Projections, as so updated, are believed by the Parent at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Parent, and have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

4.12                           Solvency; Fraudulent Transfer.

(a)                                  After giving effect to the transactions contemplated by this Agreement and the Second Lien Loan Documents and before and after giving effect to each Advance, Parent is and the Borrowers, Guarantors and their respective Subsidiaries, on a consolidated basis, are Solvent.

(b)                                 No transfer of property is being made by any Borrower, any Guarantor or any Subsidiary of a Borrower or Guarantor and no obligation is being incurred by any Borrower or any Subsidiary of a Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their respective Subsidiaries.

4.13                           Employee Benefits.

(a)                                  Set forth on Schedule 4.13(a) is a complete and accurate list of all Plans that meet the definition of an “employee pension benefit plan” under Section 3(2) of ERISA and that are currently maintained or contributed to by any Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates as of the Closing Date.

(b)                                 Each Borrower, its Subsidiaries (other than Mondel), and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA, the IRC and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations in all material respects under each Plan.

(c)                                  No ERISA Event has occurred or could reasonably be expected to occur.

(d)                                 Except to the extent required under Section 4980B of the IRC, or as described on Schedule 4.13(d) hereto, no Plan provides welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates.

(e)                                  As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $70,600,000.

(f)                                    Provided that the assets of the Lenders used to fund Advances do not and will not constitute “plan assets” within the meaning of United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the IRC.

(g)                                 All liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof to the extent required by GAAP or (iv) estimated in the formal notes to the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof to the extent required by GAAP.

(h)                                 To the best knowledge of each Borrower, there are no circumstances which may give rise to a material liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in subsection (g) above.

(i)                                     Borrowers and their respective Subsidiaries are not and will not be a “plan” within the meaning of Section 4975(e) of the IRC; (ii) the assets of Borrowers and their respective Subsidiaries do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) Borrowers and their respective Subsidiaries are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) provided that the assets of the Lenders used to fund Advances do not and will not constitute assets of a governmental plan, transactions by or with Borrowers and their respective Subsidiaries are not and will not be subject to state statutes applicable to Borrowers and their respective Subsidiaries regulating investments of fiduciaries with respect to governmental plans.

(j)                                     Except as set forth in Schedule 4.13(j), Mondel, has no, and is not subject to, any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to its employees.

(k)                                  Schedule 4.13(j) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of Mondel which are currently maintained or were maintained at any time in the last five calendar years (the “Canadian Employee Plans”).

(l)                                     All of the Canadian Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all Laws applicable to the Canadian Employee Plans.  No fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Employee Plan.

(m)                               All obligations regarding the Canadian Employee Plans have been satisfied, there are no outstanding defaults or violations by any part to any Canadian Employee Plan and no taxes, penalties or fees are owing or eligible under any of the Canadian Employee Plans.

(n)                                 No amendments have been made to any Canadian Employee Plan and no improvements to any Canadian Employee Plan have been promised and no amendments or improvements to a Canadian Employee Plan will be made or promised by Mondel before the Closing Date.

(o)                                 Mondel has furnished to Agent true, correct and complete copies of all the Canadian Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Canadian Employee Plan, all material internal memoranda concerning the Canadian Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Canadian Employee Plan and plan summaries, booklets and personnel manuals.  No material changes have occurred to the Canadian Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to Lenders pursuant to this Section 4.13.

(p)                                 Each Canadian Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 4.13(j).

(q)                                 Except as disclosed in Schedule 4.13(j), none of the Canadian Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

4.14                           Environmental Condition.  Except as set forth on Schedule 4.14, (a) the operations of each Borrower and each of their respective Subsidiaries are in compliance with all Environmental Laws; (b) there has been no Release at any of the properties owned or operated by any Borrower or any of their respective Subsidiaries or any predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Borrower or any of their respective Subsidiaries or any predecessor in interest which could reasonably be expected to result in a Material Adverse Change; (c) no Environmental Action has been asserted against any Borrower or any of their respective Subsidiaries or any predecessor in interest nor does any Borrower have knowledge or notice of any threatened or pending Environmental Action against any Borrower or any of their respective Subsidiaries or any predecessor in interest which could reasonably be expected to result in a Material Adverse Change; (d) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Borrower or any of their respective Subsidiaries or any predecessor in interest which could reasonably be expected to result in a Material Adverse Change; (e) no property now or formerly owned or occupied by any Borrower or any of their respective Subsidiaries has been used as a treatment or disposal site for any Hazardous Material; (f) neither any Borrower nor any of their respective Subsidiaries has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Change; (g) each Borrower and each of their respective Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which any Borrower’s or any their respective Subsidiaries’ failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Change; (h) no Borrower or any of its Subsidiaries has received any notification pursuant to any Environmental Laws that (i) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Change; and (i) neither any Borrower nor any of their respective Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Borrower or any of their respective Subsidiaries.

4.15                           Intellectual Property.  Except as set forth on Schedule 4.15, each Borrower, each Guarantor and each of their respective Subsidiaries owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  Set forth on Schedule 4.15 is a complete and accurate list as of the Closing Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Borrower, each Guarantor and each of their respective Subsidiaries.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower, any Guarantor or any of their respective Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.  To the knowledge of each Borrower, each Guarantor and each of their respective Subsidiaries, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.16                           Leases.  Each Borrower, each Guarantor and each of their respective Subsidiaries has valid leasehold interests in the Leases described on Schedule 4.1 to which it is a party.  Schedule 4.1 sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Borrower, any Guarantor or their respective Subsidiaries to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 4.1.  To the knowledge of any Borrower, any Guarantor or their respective Subsidiaries, no other party to any such Lease is in default of its obligations thereunder, and no Borrower, Guarantor or their respective Subsidiaries (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

4.17                           Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.17 is a listing of all of each Borrower’s, each Guarantor’s and their respective Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) a description of the purpose of such Deposit Account or Securities Account.

4.18                           Complete Disclosure.  Each Borrower, Guarantor and each of their respective Subsidiaries has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  All factual information (as modified or supplemented by other information so furnished) furnished by or on behalf of Borrowers, the Guarantors or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, the Second Lien Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (as modified or supplemented by other information so furnished) hereafter furnished by or on behalf of Borrowers or their respective Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (as modified or supplemented by other information so furnished) not misleading at such time in light of the circumstances under which such information was provided.  There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Change which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information material thereto.

4.19                           Indebtedness.  Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Borrower, each Guarantor and each of their respective Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the holder of, aggregate outstanding principal amount of, interest rate applicable to and maturity date of such Indebtedness, describes any guaranties of and/or collateral securing such Indebtedness and indicates the date, title and parties to the document or agreement governing or giving rise to such Indebtedness, if any.

4.20                           Material Contracts.  Set forth on Schedule 4.20 (which Borrowers may amend from time to time pursuant to Section 5.2) is a complete and accurate list of all Material Contracts, showing the parties and subject matter thereof and amendments and modifications thereto.  Each Material Contract (a) is in full force and effect and is binding upon and enforceable against each Borrower party thereto, and to such Borrowers’ best knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications that are not otherwise prohibited by the terms of this Agreement or any other Loan Document), and (c) is not in default due to the action of any Borrower, any Guarantor, their respective Subsidiaries or, to the knowledge of any Borrower, any other party thereto.

4.21                           Second Lien Loan Documents.  The Borrowers have delivered to Agent true and correct copies of the Second Lien Loan Documents.  The transactions contemplated by the Second Lien Loan Documents will be consummated (a) contemporaneously with the making of the initial Advances hereunder and (b) in accordance with their respective terms.  All of the representations and warranties of the Borrowers and the Guarantors contained in the Second Lien Loan Documents are true and correct in all material respects (except where any such representation or warranty is already subject to a materiality standard, in which case such representation or warranty is true and correction all respects) as of the Closing Date or, to the extent that any such representation or warranty relates solely to an earlier date, as of such earlier date.

4.22                           Compliance with Law, Etc.  No Borrower, Guarantor or Subsidiary of any Borrower or Guarantor is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including any Material Contract) binding on or otherwise affecting it or any of its properties.

4.23                           Taxes, Etc.  All U.S. and foreign federal, state, provincial and local tax returns and other reports required by Applicable Law to be filed by any Borrower, any Guarantor or any of their respective Subsidiaries have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Borrower, any Guarantor or any of their respective Subsidiaries or any property of any Borrower, any Guarantor or any of their respective Subsidiaries and which have become due and payable have been paid, except to the extent subject to a Permitted Protest.  Without limiting the generality of the foregoing, Mondel has withheld from each payment made to any of its present or former employees, officers and directors, and to all Persons who are non-residents of Canada for the purposes of the Canadian Income Tax Act all amounts required by law to be withheld, including without limitation, all payroll deductions required to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority.  Mondel has remitted all municipal real estate taxes, Canadian Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, workers compensation assessments, employer health taxes and other taxes and obligations payable under Applicable Law (“Statutory Lien Payments”) by it and has remitted such amounts to the proper Governmental Authority within the time required under Applicable Law.

4.24                           Regulations T, U and X.  No Borrower, Guarantor or any of their respective Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

4.25                           Nature of Business.  No Borrower, Guarantor or any of their respective Subsidiaries is engaged in any business other than the manufacturing and distribution of electronic instruments, controls, components and systems.

4.26                           Adverse Agreements, Etc.  Except as set forth on Schedule 4.26, no Borrower, Guarantor or any of their respective Subsidiaries is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or could reasonably be expected to result in, a Material Adverse Change.

4.27                           Permits, Etc.  Each Borrower, each Guarantor and each of their respective Subsidiaries, other than Excluded Foreign Subsidiaries, has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

4.28                           Operating Lease Obligations.  No Borrower, Guarantor or any of their respective Subsidiaries has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 4.28.

4.29                           Insurance.  Each Borrower, each Guarantor and each of their respective Subsidiaries, other than Excluded Foreign Subsidiaries, keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) worker’s compensation insurance in the amount required by Applicable Law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by the Agent (including against larceny, embezzlement or other criminal misappropriation).  Schedule 4.29 sets forth a list of all insurance maintained by each Borrower, each Guarantor and each of their respective Subsidiaries on the Closing Date.

4.30                           Holding Company and Investment Company Acts.  No Borrower, Guarantor or Subsidiary of any Borrower or Guarantor is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

4.31                           Employee and Labor Matters.  There is (a) no unfair labor practice complaint pending or, to the knowledge of any Borrower, any Guarantor or any of their respective Subsidiaries, threatened against any Borrower, any Guarantor or any of their respective Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Borrower, any Guarantor or any of their respective Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Borrower, any Guarantor or any of their respective Subsidiaries or (c) to the knowledge of any Borrower, any Guarantor or any of their respective Subsidiaries, no union representation question existing with respect to the employees of any Borrower, any Guarantor or any of their respective Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Borrower, any Guarantor or any of their respective Subsidiaries.  No Borrower, Guarantor, any of their respective Subsidiaries or any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Borrower, any Guarantor or any of their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from any Borrower, any Guarantor or any of their respective Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Person, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.32                           Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any Borrower, any Guarantor or any of their respective Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Borrower, any Guarantor or any of their respective Subsidiaries are individually or in the aggregate material to the business or operations of such Person, or (b) any Borrower, any Guarantor or any of their respective Subsidiaries, on the one hand, and any material supplier thereof, on the other hand.

4.33                           No Bankruptcy Filing.  No Borrower, Guarantor or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any U.S. state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Borrower, Guarantor or any of their respective Subsidiaries has any knowledge of any Person contemplating the filing of any such petition against it.

4.34                           Separate Existence.

(a)                                  All customary formalities regarding the separate existence of each Borrower, each Guarantor and their respective Subsidiaries have been at all times since its formation observed.

(b)                                 Each Borrower, each Guarantor and their respective Subsidiaries has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Borrower, Guarantor or Subsidiary and any other Person.  No Borrower, Guarantor or any of their respective Subsidiaries has at any time since its formation commingled its assets with those of any of its Affiliates or any other Person.  Each Borrower, each Guarantor and their respective Subsidiaries has at all times since its formation accurately maintained its own bank accounts and separate books of account.

(c)                                  Each Borrower, each Guarantor and their respective Subsidiaries has at all times since its formation paid its own liabilities from its own separate assets.

(d)                                 Each Borrower, each Guarantor and their respective Subsidiaries has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct Person.  No Borrower, Guarantor or any of their respective Subsidiaries has at any time since its formation identified itself as being a division or a part of any other Person.

4.35                           Excluded Foreign Subsidiaries.  None of the Excluded Foreign Subsidiaries (a) have any assets, (ii) have any liabilities that are recourse to any Borrower or Guarantor, or (c) engage in any activity or business of any kind.

4.36                           Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (except where any such representation or warranty is already subject to a materiality standard, in which case such representation or warranty is true and correction all respects) on the Closing Date and at the time as of which such representations are deemed made.  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

5.                                      AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each Guarantor and each of their respective Subsidiaries to do all of the following:

5.1                                 Accounting System.  Maintain a system of accounting that enables Borrowers, Guarantors and their respective Domestic Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.  Borrowers, Guarantors and their respective Subsidiaries also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their respective Subsidiaries’ sales.

5.2                                 Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein.  In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

5.3                                 Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified herein.  In addition, Parent agrees that none of its Subsidiaries (other than Magnetek Electronics) will have a fiscal year different from that of Parent and that Parent shall not have a fiscal year ending on a date other than June 30 unless Agent consents to such change in such fiscal year (and appropriate related changes to this Agreement).

5.4                                 Guarantor Reports.  Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements.

5.5                                 Inspection.  Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.6                                 Maintenance of Properties.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

5.7                                 [Reserved].

5.8                                 Insurance.

(a)                                  At Borrowers’ expense, maintain insurance respecting their and their respective Subsidiaries’ (other than Excluded Foreign Subsidiaries’) assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent.  Except as otherwise required pursuant to Schedule 3.1, within 30 days after the Closing Date, Borrowers shall deliver certified copies of all such policies to Agent with an endorsement naming Agent as a loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b)                                 Administrative Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by such insurance.  So long as no Event of Default has occurred and is continuing, the applicable Borrower shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $250,000.  Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $250,000, Agent shall have the exclusive right (subject to the rights of the Second Lien Agent pursuant to the Second Lien Intercreditor Agreement) to adjust any losses payable under any such insurance policies, without any liability to any Borrower whatsoever in respect of such adjustments.

5.9                                 Location of Inventory and Equipment.  Keep Borrowers’, Guarantors’ and their respective Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.5 and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may amend Schedule 4.5 or Schedule 4.7 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, or in the case of Mondel, within Canada, and so long as, at the time of such written notification, the applicable Borrower or Mondel provides Agent a Collateral Access Agreement with respect thereto.

5.10                           Compliance with Laws, Etc.  Comply in all material respects with all Applicable Laws, rules, regulations and orders (including all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all other lawful claims, including the Statutory Lien Payments, which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

5.11                           Leases.  Pay when due all rents and other amounts payable under any material Leases to which any Borrower, any Guarantor or any of their respective Subsidiaries is a party or by which any Borrower’s, any Guarantor’s or any of their respective Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

5.12                           Existence.  Maintain and preserve its existence, rights, franchises and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

5.13                           Environmental.

(a)                                  Keep any property either owned or operated by any Borrower, any Guarantor or any of their respective Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower, any Guarantor or any of their respective Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower, any Guarantor or any of their respective Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower, any Guarantor or any of their respective Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change and (e) defend, indemnify and hold harmless the Agent, the Lender Group, their respective transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (i) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Borrower, any Guarantor or any of their respective Subsidiaries (or their respective predecessors in interest or title), (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (iv) any violation of any Environmental Law or (v) any Environmental Action filed against Agent or any member of the Lender Group.

5.14                           Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.15                           Control Agreements.  Take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

5.16                           Formation of Subsidiaries.  At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower or such Guarantor shall, as Agent may request, promptly, but in any event within 3 Business Days after the formation or acquisition of such Subsidiary: (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty, the applicable Security Documents (including Mortgages with respect to any Real Property of such new Subsidiary) and such of the other Loan Documents as Agent may request, together with such other security documents as Agent may request, as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers and/or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including Mortgage Policies, surveys, appraisals, phase I environmental site assessments and other documentation with respect to all property subject to a Mortgage), in each case in form and substance satisfactory to Agent.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document.  Notwithstanding the foregoing, if a Subsidiary that is so formed or acquired is a Controlled Foreign Corporation and if Borrowers can reasonably demonstrate to Agent that the granting of a Lien in the assets of such Subsidiary would result in an increase in tax liability of Parent and its Subsidiaries (based on the amount of retained earnings at the time of such formation or acquisition) in excess of $50,000 per fiscal year, then clause (a) of the immediately preceding sentence shall not be applicable and, with respect to clause (b) of the immediately preceding sentence, such pledge shall be limited to 66% of the voting power of all classes of capital Stock of such Subsidiary entitled to vote; provided, that immediately upon any amendment of the IRC that would allow the pledge of a greater percentage of the voting power of capital Stock in such Subsidiary without adverse tax consequences, such pledge shall include such greater percentage of capital Stock of such Subsidiary from that time forward.

5.17                           ERISA Compliance.

(a)                                  Each Borrower shall do, and shall cause each of their respective Subsidiaries (other than Mondel) and ERISA Affiliates to do, each of the following:  (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and each other applicable federal or state law; (ii) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the IRC; (iii) make all required contributions to each Plan; (iv) not become a party to any Multiemployer Plan; (v) ensure that all liabilities under each Plan are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (B) insured with a reputable insurance company with respect to fiduciary liability; and (C) provided for or recognized in the financial statements most recently delivered to Agent under Section 5.3 (to the extent required by GAAP); and (vi) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and Applicable Law.

(b)                                 Deliver to Agent such certifications or other evidence of compliance with the provisions of Section 4.13 as Agent may from time to time reasonably request.

(c)                                  Promptly notify Agent of each of the following ERISA events affecting any Borrower, any of their respective Subsidiaries or any ERISA Affiliates (but in no event more than ten (10) days after such event), together with a copy of each notice with respect to such event that may be required to be filed with a Governmental Authority and each notice delivered by a Governmental Authority to any Borrower, any of their respective Subsidiaries or any ERISA Affiliates with respect to such event:

(i)                                     an ERISA Event;

(ii)                                  the adoption of any new Pension Plan by any Borrower, any of their respective Subsidiaries or any ERISA Affiliates;

(iii)                               the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); or

(iv)                              the commencement of contributions by any Borrower, any of their respective Subsidiaries or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or section 412 of the IRC other than as set forth on Schedule 5.17;

(d)                                 Promptly deliver to Agent copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower, any of their respective Subsidiaries or any ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) all notices received by any Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) such other documents or governmental reports or filings relating to any Plan as Agent shall reasonably request.

5.18                           Second Lien Loan Documents.

(a)                            Contemporaneously with the initial extensions of credit hereunder: (i) cause all transactions contemplated by the Second Lien Loan Documents to be consummated; and (ii) furnish to Agent evidence thereof in form and content satisfactory to Agent, as well as certified (as of the Closing Date) true and complete copies of the Second Lien Loan Documents which shall be in compliance with all Applicable Laws and all necessary approvals shall have been obtained in connection therewith.

(b)                           Promptly provide Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with the Second Lien Loan Documents.

5.19                           Completion of Magnetek ADS Sale.  On or before December 31, 2005, Borrowers shall have consummated the Magnetek ADS Sale, provided satisfactory evidence thereof to Agent and remitted all Net Cash Proceeds thereof to Agent for application to the Senior Debt in accordance with Section 2.4(c).

5.20                           Obtaining of Permits, Etc.  Obtain, maintain and preserve and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

5.21                           Subordination.  Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates which is permitted to exist or be incurred under the terms of Section 6.1, to be subordinated in right of payment and security to the Obligations in accordance with the Intercompany Subordination Agreement or another Subordination Agreement in form and substance satisfactory to the Agent.

5.22                           After Acquired Property.  Upon the acquisition of any After Acquired Property, immediately so notify the Agent, setting forth with specificity a description of the interest acquired, the location of such Real Property, any structures or improvements thereon and either an appraisal or such acquiring Person’s good-faith estimate of the current value of such Real Property.  The Agent shall notify such acquiring Person whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a Collateral Access Agreement with respect thereto; provided, however, Agent shall not require a Mortgage upon the acquisition of any After Acquired Property by a Subsidiary that is a Controlled Foreign Corporation and is not a Borrower or a Guarantor.  Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to the Agent the following, each in form and substance satisfactory to the Agent:  (a) a Mortgage with respect to such After Acquired Property, each duly executed by such Person and in recordable form; (b) evidence of the recording of the Mortgage referred to in clause (a) above in such office or offices as may be necessary or, in the opinion of the Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agent, the Lenders and the Bank Product Providers thereunder, (c) a Mortgage Policy, (d) a survey of such Real Property, certified to the Agent and to the issuer of the Mortgage Policy by a licensed professional surveyor reasonably satisfactory to the Agent, (e) phase I environmental site assessments with respect to such Real Property, certified to the Agent by a company reasonably satisfactory to the Agent, and (f) such other documents or instruments (including guaranties and opinions of counsel) as the Agent may reasonably require.  The Borrowers shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with Person’s obligations under this Section 5.22.

5.23                           Further Assurances.  Take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as are necessary, or as Agent may reasonably request, from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens (subject only to Permitted Liens) any of the Collateral or any other property of any Borrower and its Subsidiaries, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by Applicable Law, each Borrower and each Guarantor (x) authorizes Agent to execute any such agreements, instruments or other documents in the applicable Borrower’s or Guarantor’s name and to file such agreements, instruments or other documents in any appropriate filing office, (y) authorizes Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of any Borrower or any Guarantor, and (z) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Borrower or Guarantor prior to the date hereof.

5.24                           Post-Closing Requirements.

(a)                                  Within 10 days after the Closing Date, deliver to Agent all original certificates representing the shares of Stock pledged under the Security Agreement along with Stock powers with respect thereto endorsed in blank.

(b)                                 Within 20 days after the Closing Date, deliver to Agent Collateral Access Agreements with respect to the following locations and Persons, each in form and substance satisfactory to Agent: (i) 8966 Mason Avenue, Chatsworth, CA; (ii) N49 W13650 Campbell Drive, Menomonee Falls, WI; (iii) N50 W13605 Overview Drive, Menomonee Falls, WI; (iv) W136 N4863 Campbell Drive, Menomonee Falls, WI; and (v) MTI Electronics, Inc.

(c)                                  Within 20 days after the Closing Date, deliver to Agent the Joinder to Intercompany Subordination Agreement, duly executed by each Subsidiary of a Borrower described therein.

(d)                                 Within 20 days after the Closing Date, deliver to Agent, in each case in form and substance satisfactory to Agent: (i) the Foreign Stock Pledge, duly executed by all parties thereto, together with all original certificates representing the shares of Stock pledged thereunder along with Stock powers with respect thereto endorsed in blank, and other documents or instruments contemplated thereby and (ii) an opinion of Italian counsel to Borrowers as to such Foreign Stock Pledge and such other matters as Agent may reasonably request.

(e)                                  Within 30 days after the Closing Date, deliver to Agent consolidated and consolidating financial statements of Parent and its Subsidiaries for their fiscal year ended June 30, 2005, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) ”going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item) by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), with such financial statements being materially consistent, as determined by Agent, with the preliminary set of such financial statements previously provided by Parent to Agent.

(f)                                    On or before November 30, 2005, deliver to Agent either (i) a Collateral Access Agreement, in form and substance satisfactory to Agent, with respect to Borrowers’ facility located at 10900 Wilshire Boulevard, Suite 850, Los Angeles, California (the “Wilshire Facility”) or (ii) evidence, in form and substance satisfactory to Agent, of the closure of the Wilshire Facility and the Borrowers’ and Guarantors’ having vacated such premises.

6.                                      NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any Guarantor or any of their respective Subsidiaries to do any of the following:

6.1                                 Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except Permitted Indebtedness.

6.2                                 Liens.  Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Code, the PPSA or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Borrowing Base other than Agent’s Liens and Permitted Liens securing the Second Lien Indebtedness.

6.3                                 Restrictions on Fundamental Changes.

(a)                                  Merge, consolidate or amalgamate with any Person, enter into any reorganization or reclassify its Stock, (or agree to do any of the foregoing),

(b)                                 Liquidate, wind up, or dissolve itself, or suffer any liquidation or dissolution, (or agree to do any of the foregoing),

(c)                                  Suspend or go out of a substantial portion of its or their business, (or agree to do any of the foregoing), or

(d)                                 Purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing).

6.4                                 Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, sublease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now or hereafter acquired (or agree to do any of the foregoing).

6.5                                 [Reserved.]

6.6                                 Nature of Business.  Make any change in the nature of its business as described in Section 4.25.

6.7                                 Payments and Amendments, etc.

(a)                                  Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of:

(i)                                     any of its or its Subsidiaries’ Indebtedness (other than any Subordinated Indebtedness or the Second Lien Indebtedness) or of any instrument or agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)                                  any Subordinated Indebtedness unless expressly permitted under the terms of the applicable Subordination Agreement which is an agreement to which Agent is a party; or

(iii)                               any Second Lien Loan Documents to the extent such amendment, modification or waiver is prohibited pursuant to the terms of the Second Lien Intercreditor Agreement.

(b)                                 With respect to Indebtedness other than Subordinated Indebtedness, the Second Lien Indebtedness and the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of such Indebtedness or such of its Subsidiaries’ Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such refinanced Indebtedness is otherwise expressly permitted by the definition of Permitted Indebtedness), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing.

(c)                                  Except as expressly permitted pursuant to the terms of the applicable Subordination Agreement, make any payments, of any kind or nature, with respect to such Subordinated Indebtedness.

(d)                                 Amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number, federal employer identification number or, in the case of Mondel, its business number assigned by the Canadian Revenue Agency.

(e)                                  Amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this subsection (e) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(f)                                    Except as permitted by Section 6.7(a), agree to any material amendment or other material change to or material waiver of its rights under any Material Contract.

(g)                                 Make any principal payments (whether voluntary, mandatory or otherwise), with respect to the Second Lien Indebtedness other than (i) as set forth in Section 2.4(c)(vi), (ii) regularly scheduled quarterly principal payments of no more than $1,000,000 commencing October 1, 2006 so long as, both before and after giving effect to any such payment, no Event of Default exists or would otherwise result from making any such principal payment, (iii) in connection with Second Lien Prepayment Events so long as, both before and after giving effect to any such payment, no Event of Default exists or would otherwise result from making any such principal payment and (iv) voluntary prepayments so long as, both before and after giving effect to any such payment no Event of Default exists or would otherwise result from making any such principal payment; provided, however, that in the event any principal payment with respect to the Second Lien Indebtedness is not permitted to be made as a result of the existence of an Event of Default, then Borrowers may make such principal payment to the extent Agent has notified Borrowers that the Obligations (up to the Maximum First Lien Loan Amount (as such term is defined in the Second Lien Intercreditor Agreement)) have first been satisfied and paid in full in accordance with the terms of Section 2.4(b), it being understood that the operation of the foregoing provision shall not be construed to or result in a waiver or cure of any payment default which would arise under the Second Lien Loan Documents.

6.8                                 Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9                                 Consignments.  Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale unless Agent has received a Collateral Access Agreement executed by the applicable consignee or other such Person; provided, however, that no such Collateral Access Agreement shall be required to the extent the book value of all Inventory held by such consignee or other such Person does not exceed $100,000 in any one instance or $300,000 in the aggregate (inclusive of all Inventory and Equipment stored with any bailee, warehouseman or similar party).

6.10                           Distributions; Restricted Payments.  (a) Declare or pay any dividend or other distribution, direct or indirect, on account of any of its or its Subsidiaries’ capital Stock now or hereafter outstanding, (b) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any of its or its direct or indirect parent’s capital Stock now or hereafter outstanding, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of its capital Stock now or hereafter outstanding, or (d) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Borrower, any Guarantor or any of their respective Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of any Borrower, any Guarantor or any of their respective Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Borrower or any Guarantor; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom (i) any Subsidiary of any Borrower may pay dividends to such Borrower, and (ii) the Parent may pay dividends in the form of common capital Stock.

6.11                           Accounting Methods.  Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ or their respective Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Borrowers’ and their respective Subsidiaries’ financial condition.

6.12                           Investments.  Make or commit or agree to make any Investment or other loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or incur any liabilities (including contingent obligations) for or in connection with any Investment, or permit any of its Subsidiaries to do any of the foregoing, except for:  (a) Investments existing on the date hereof, as set forth on Schedule 6.12 hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (b) temporary loans and advances by a Borrower to a Borrower or a Guarantor that is an operating Subsidiary of a Borrower and by such other Borrower or Guarantor to a Borrower, made in the ordinary course of business and not exceeding in the aggregate at any one time outstanding $100,000, and (c) Permitted Investments.  Without limiting the foregoing: (x) Administrative Borrower, Guarantors and their respective Subsidiaries shall not have cash, Cash Equivalents and other Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts (i) located in the United States or Canada in an amount in excess of $10,000 at any one time with respect to any one such account unless Administrative Borrower, such Guarantor or such Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into a Control Agreement governing such cash, Cash Equivalents and other Permitted Investments in order to perfect (and further establish) the Agent’s Liens therein or (ii) located outside the United States or Canada in an amount in excess of $5,000,000 in the aggregate at any one time unless Administrative Borrower, such Guarantor or such Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into a Control Agreement governing such cash, Cash Equivalents and other Permitted Investments in order to perfect (and further establish) the Agent’s Liens therein; and (y) subject to the foregoing clause (x), Borrowers and Guarantors shall not and shall not permit their respective Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.13                           Transactions with Affiliates.  Enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (a) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) if such transactions involve one or more payments by any Borrower or any of its Subsidiaries in excess of $100,000, are fully disclosed to Agent, and (iii) transactions permitted by Section 6.10 or Section 6.12.

6.14                           Use of Proceeds.  Use the proceeds of (1) the Advances for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, (ii) to fund no more than $4,600,000 of the Nilssen Award or any full and final settlement in respect thereof, and (iii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes and (2) the Second Lien Indebtedness other than to (i) pay the Nilssen Award or any full and final settlement in respect thereof; provided, that, if the Nilssen Award is vacated pursuant to a final non-appealable court order by a court of competent jurisdiction or if the amount to be paid in connection with the Nilssen Award or any full and final settlement in respect thereof is less than $18,000,000, such proceeds or excess proceeds, as the case may be, shall be used consistent with the terms and conditions hereof, for the Borrowers’ lawful and permitted purposes, and (ii) to pay transactional fees, costs, and expenses incurred in connection with the Second Lien Loan Documents and the transactions contemplated thereby.

6.15                           Inventory and Equipment with Bailees.  Store the Inventory or Equipment of Borrowers, Guarantors or their respective Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party other than as set forth on Schedule 4.5 and only to the extent a Collateral Access Agreement has been delivered to Agent with respect to such bailee, warehouseman or similar party; provided, that, to the extent any Inventory and Equipment stored with such bailee, warehouseman or similar party has a book value of less than $100,000 for any one location and $300,000 in the aggregate for all such locations (inclusive of any Inventory or Equipment on consignment with any Person), no such Collateral Access Agreement shall be required.

6.16                           Financial Covenants.

(a)                                  Fail to maintain or achieve:

(i)             Minimum TTM EBITDA.  TTM EBITDA, measured as of the end of each fiscal quarter specified in the following table of no less than the applicable amount set forth opposite thereto:

Applicable Amount	Fiscal Quarter Ending
$13,000,000	September 30, 2005

$12,400,000	December 31, 2005

$14,700,000	March 31, 2006

$17,000,000	June 30, 2006 and the last day of each fiscal quarter thereafter

(ii)          Minimum TTM Power Systems EBITDA.  TTM Power Systems EBITDA, measured as of the end of each fiscal quarter specified in the following table of no less than the applicable amount set forth opposite thereto:

Applicable Amount	Fiscal Quarter Ending
$8,500,000	September 30, 2005

$8,500,000	December 31, 2005

$8,500,000	March 31, 2006

$8,500,000	June 30, 2006 and the last day of each fiscal quarter thereafter

(iii)       Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio, measured for the period specified in the following table of not less than the applicable ratio set forth opposite thereto:

Applicable Ratio	Measurement Period
2.00:1.00	3 months ending September 30, 2005

2.00:1.00	6 months ending December 31, 2005

1.75:1.00	9 months ending March 31, 2006

1.75:1.00	12 months ending June 30, 2006 and the 12 months ending on the last day of each fiscal quarter thereafter

(iv)      Leverage Ratio.  A Leverage Ratio, measured as of the end of each fiscal quarter specified in the following table of not more than the applicable ratio set forth opposite thereto:

Applicable Ratio	Fiscal Quarter Ending
4.10:1.00	September 30, 2005

4.40:1.00	December 31, 2005

3.75:1.00	March 31, 2006

3.25:1.00	June 30, 2006 and the last day of each fiscal quarter thereafter

(b)                                 Make:

(i)             Capital Expenditures.  Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2006	Fiscal Year 2007	6 Months Ended December 31, 2007
$7,500,000	$9,600,000	$5,200,000

Notwithstanding the foregoing, Capital Expenditures for any fiscal year of Parent and its Subsidiaries after 2007 shall be permitted only to the extent (A) not in excess of the amount set forth above and (B) supported by updated Projections provided to Agent in accordance with the terms of this Agreement for such fiscal years.

6.17                           ERISA.  (a) Terminate or permit any of their ERISA Affiliates to, terminate any Pension Plan so as to result in any material liability to Parent, its Subsidiaries or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Parent, its Subsidiaries or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent or any Lender of any of their rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the IRC.

6.18                           Lease Obligations.  Create, incur or suffer to exist any obligations as lessee (a) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (b) for the payment of rent for any real or personal property under leases or agreements to lease other than (i) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Closing Date owing by all Borrowers, Guarantors and their respective Subsidiaries in any of fiscal year of to exceed the amounts set forth in Section 6.16(b)(i)), and (ii) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Borrowers, Guarantors and their Subsidiaries in any fiscal year to exceed $5,000,000.

6.19                           Federal Reserve Regulations.  Permit any Advance or the proceeds of any Advance under this Agreement to be used for any purpose that would cause such Advance to be a margin loan under the provisions of Regulation T, U or X of the Board.

6.20                           Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Borrower or Guarantor (i) to pay dividends or to make any other distribution on any shares of capital Stock of such Subsidiary owned by such Borrower or such Guarantor or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Borrower, any Guarantor or any of their respective Subsidiaries, (iii) to make loans or advances to any Borrower, any Guarantor or any of their respective Subsidiaries or (iv) to transfer any of its property or assets to any Borrower, any Guarantor or any of their respective Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.20 shall prohibit or restrict compliance with:

(a)                                  this Agreement and the other Loan Documents;

(b)                                 any agreements in effect on the date of this Agreement and described on Schedule 6.20;

(c)                                  any Applicable Law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(d)                                 in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or

(e)                                  in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.

6.21                           Limitation on Issuance of Capital Stock.  Except for the issuance or sale of common stock or Permitted Preferred Stock by the Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its capital Stock, any securities convertible into or exchangeable for its capital Stock or any warrants.

6.22                           Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

6.23                           Environmental.  Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Change.

6.24                           Excluded Foreign Subsidiaries.  Permit any Excluded Foreign Subsidiary to (a) have or acquire any assets, (b) incur any liabilities with recourse to any Borrower or Guarantor, or (c) engage in any other activity or business of any kind other than the dissolution thereof.

7.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1                                 If any Borrower fails to pay when due and payable, or when declared due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) all or any portion of the Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding).

7.2                                 If any Borrower, any Guarantor or any of their respective Subsidiaries fails to perform or comply with any covenant or agreement contained in (a) Section 5 or Section 6, or any Borrower, any Guarantor or any of their respective Subsidiaries fails to perform or comply with any covenant or agreement contained in any Security Document to which it is a party or (b) any Loan Document to be performed or observed by it and, except as set forth in Section 7.1 or clause (a) of this Section 7.2, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Borrower or Guarantor becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Borrower or Guarantor.

7.3                                 If any material portion of any Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Subsidiary.

7.4                                 If (a) an Insolvency Proceeding is commenced by any Borrower or any Subsidiary of a Borrower, (b) any Borrower or any Subsidiary of any Borrower shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (c) any Borrower or any Subsidiary of any Borrower shall make a general assignment for the benefit of creditors, or (d) any Borrower or any Subsidiary of any Borrower shall take any action to authorize or effect any of the actions set forth above in this Section 7.4.

7.5                                 If an Insolvency Proceeding is commenced against any Borrower or any Subsidiary of a Borrower, and any of the following events occur:  (a) the applicable Borrower or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 30 calendar days of the date of the filing thereof; (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any Subsidiary of a Borrower, or (e) an order for relief shall have been issued or entered therein.

7.6                                 If any Borrower or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order or any Governmental Authority from continuing to conduct all or any material part of its business.

7.7                                 If Borrower or any of its Subsidiaries shall fail to pay any principal of or interest on any of its Indebtedness (excluding the Obligations) in excess of $100,000, or any premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof.

7.8                                 If one or more judgments or orders for the payment of money exceeding $100,000 in the aggregate shall be rendered against Parent or any of its Subsidiaries and remain unsatisfied, or the Parent or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits or proceedings affecting any Borrower or Guarantor before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $100,000 in the aggregate, and in the case of any such judgment or order either (a) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (b) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order or settlement shall not give rise to an Event of Default under this Section 7.7 if and for so long as (i) the amount of such judgment, order, or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to customary deductibles) and (ii) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order or settlement; provided, further, that the Nilssen Award shall not give rise to an Event of Default under this Section 7.7 so long as the Nilssen Award is paid or vacated pursuant to a final non-appealable court order by a court of competent jurisdiction.

7.9                                 If any warranty, representation, statement, or Record made or deemed made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except where any such representation or warranty is already subject to a materiality standard, in which case such representation or warranty proves to be untrue in any respect) as of the date of making or deemed making thereof.

7.10                           If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor or any such Guarantor becomes the subject of an Insolvency Proceeding or if any event described in any other subsection of this Section 7 occurs with respect to a Guarantor.

7.11                           If any Security Document shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement.

7.12                           Any provision of any Loan Document shall at any time for any reason cease to be valid and binding on any Borrower or Subsidiary of a Borrower purported to be bound thereby, or be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower or any such Person shall deny in writing that it has any liability or obligation purported to be created by any Loan Document, or a proceeding shall be commenced by any Borrower or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Subsidiary of a Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document.

7.13                           If there occurs one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates in excess of $100,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans maintained, sponsored or obligated to be contributed by any Borrower, any of its Subsidiaries or any of their ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $70,600,000.

7.14                           If (a) any default or event of default occurs under or with respect to any Material Contract (other than any Second Lien Loan Document) which is not cured or waived upon such occurrence, (b) any Event of Default (as defined in any Second Lien Loan Document) occurs under any Second Lien Loan Document, or (c) any Material Contract is terminated and such termination could reasonably be expected to result in a Material Adverse Change.

7.15                           [Reserved.]

7.16                           If (a) there shall occur and be continuing any “Event of Default” (or any comparable term) by any Borrower, any Guarantor or their respective Subsidiaries under, and as defined in or any document evidencing or governing any Subordinated Indebtedness, (b) any of the Obligations for any reason shall cease to be “First Lien Obligations,” “Permitted Indebtedness,” “Senior Debt”, “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in any Second Lien Loan Document or document evidencing or governing any Subordinated Indebtedness, (c) Agent’s Liens securing the Obligations for any reason shall cease to be “Permitted Liens” (or any comparable term) under, and as defined in any Second Lien Loan Document or document evidencing or governing any Subordinated Indebtedness, (d) any Indebtedness other than the Obligations and the Second Lien Indebtedness shall constitute “Senior Indebtedness”, “Senior Debt” or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any document evidencing or governing any Subordinated Indebtedness, (e) any Subordination Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Indebtedness related thereto, or (f) the Second Lien Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any the Second Lien Agent, any Second Lien Lender or any other holder of Second Lien Indebtedness.

7.17                           If any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to result in a Material Adverse Change.

7.18                           If any cessation of a substantial part of the business of any Borrower or any of its Subsidiaries occurs for a period which materially and adversely affects the ability of any Borrower or any of its Subsidiaries to continue its business on a profitable basis.

7.19                           If there occurs the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Change.

7.20                           If there occurs the indictment, or the threatened indictment of the Parent or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Parent or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person.

7.21                           If the Parent or any of its Subsidiaries shall be liable for any Environmental Liabilities the payment of which could reasonably be expected to result in a Material Adverse Change.

7.22                           If an event or development occurs which could reasonably be expected to result in a Material Adverse Change.

7.23                           If a Triggering Event has occurred and is continuing.

7.24                           If the Borrowers have not received, and remitted to the Holding Account, cash proceeds of the Second Lien Indebtedness in an aggregate amount of not less than $18,000,000 on or before November 30, 2005.

8.                                      THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1                                 Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

(a)                                  Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d)                                 The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

8.2                                 Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.                                      TAXES AND EXPENSES.

If any Borrower or its Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower or any other Person, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.                               WAIVERS; INDEMNIFICATION.

10.1                           Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by the Lender Group on which any such Borrower may in any way be liable.

10.2                           The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code or other Applicable Law, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3                           Indemnification.  Each Borrower shall jointly and severally pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their respective Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10.4                           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Borrowers, in care of	MAGNETEK, INC.
Administrative Borrower at:	8966 Mason Avenue
Chatsworth, CA 91311
Attn: Tina McKnight
Fax No.: 818.727.2219

with copies to:	GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attn: Jennifer Bellah Maguire, Esq.
Fax No.: 213.229.7520

If to Agent:	WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, CA 90404
Attn: Business Finance Division Manager
Fax No.: 310.453.7413

with copies to:	MORRISON & FOERSTER LLP
555 West Fifth Street
Los Angeles, CA 90013
Attn: Sandra L. Montgomery, Esq.
Fax No.: 213.892.5454

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties.  All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code or PPSA, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code or PPSA shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)                                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED

BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                                  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1                           Assignments and Participations.

(a)                                  Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.  Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b)                                 From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 16.7 of this Agreement.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any Subsidiary of any Borrower or the performance or observance by any Borrower or its of any of their respective obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement and the Second Lien Intercreditor Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and (7) such Assignee expressly assumes all rights and obligations of such assigning Lender under the Second Lien Intercreditor Agreement and agrees to be bound by the terms thereof.

(d)                                 Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their respective Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                                    In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.7, disclose all documents and information which it now or hereafter may have relating to Borrowers and their respective Subsidiaries and their respective businesses.

(g)                                 Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.

13.2                           Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any of its rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its obligations hereunder or under any other Loan Document.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14.                               AMENDMENTS; WAIVERS.

14.1                           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by any Borrower, any Guarantor or any of their respective Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby, do any of the following:

(a)                                  increase or extend any Commitment of any Lender,

(b)                                 postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)                                  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)                                 change the Pro Rata Share that is required to take any action hereunder,

(e)                                  amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f)                                    other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,

(g)                                 change the definition of Required Lenders or Pro Rata Share,

(h)                                 contractually subordinate any of the Agent’s Liens,

(i)                                     release any Borrower or any Guarantor from any obligation for the payment of money other than pursuant to the terms of the Loan Documents or in connection with the Disposition by Parent of the capital Stock of a Borrower or a Guarantor which has been consented to by the Required Lenders,

(j)                                     change the definitions of Borrowing Base, Eligible Accounts, Eligible Inventory, Maximum Revolver Amount or Total Debt Limiter, or change Section 2.1(b), or

(k)                                  amend any of the provisions of Section 15;

provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document; and provided further, however, any amendment or modification that directly affects or alters the express rights or obligations of any Borrower shall also require the consent or agreement of such Borrower (which, in the case of any Borrower, may be given by the Administrative Borrower).  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Borrower.

14.2                           Replacement of Holdout Lender.

(a)                                  If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)                                 Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3                           No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.                               AGENT; THE LENDER GROUP.

15.1                           Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 15.  The provisions of this Section 15 (other than the proviso to Section 15.11(a)) are solely for the benefit of Agent, and the Lenders, and Borrowers, Guarantors and their respective Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers, Guarantors and their respective Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers, Guarantors and their respective Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers, Guarantors and their respective Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, Guarantors, the Obligations, the Collateral, the Collections of Borrowers, Guarantors and their respective Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2                           Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3                           Liability of Agent.  None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower, any Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrowers or Guarantors or the books or records or properties of any Borrower’s or any Guarantor’s Subsidiaries or Affiliates.

15.4                           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5                           Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6                           Credit Decision.  Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers, Guarantors and their respective Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers, Guarantors and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers, Guarantors and any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers, Guarantors and any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

15.7                           Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers, Guarantors and their respective Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers, Guarantors and their respective Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8                           Agent in Individual Capacity.  WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers, Guarantors and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its

Affiliates may receive information regarding Borrowers, Guarantors or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9                           Successor Agent.  Agent may resign as Agent upon 45 days notice to the Lenders.  If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10                     Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.  With respect to the Swing Loans and Protective Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

15.11                     Withholding Taxes.

(a)                                  All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 15.11(a).  “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto, together with any and all Canadian federal, provincial and other taxes, levies, imposts, duties, fees, charges, claims and assessments which are or may become due in respect of any Borrower or any Guarantor.  If any Taxes are so

levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Each Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to Applicable Law certified copies of tax receipts evidencing such payment by any Borrower.

(b)                                 If a Lender claims an exemption from United States withholding tax, such Lender agrees with and in favor of Agent and any Borrower, to deliver to Agent:

(i)                                     if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(ii)                                  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(iii)                               if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower; or

(iv)                              such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower.  Each Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)                                  If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower.  Each Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)                                 If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent and Administrative Borrower of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender.  To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s documentation provided pursuant to Sections 15.11(b) or 15.11(c) as no longer valid.  With respect to such percentage amount, such Lender may provide new documentation, pursuant to Sections 15.11(b) or 15.11(c), if applicable.

(e)                                  If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (b) or (c) of this Section 15.11 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f)                                    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

15.12                     Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower, no Guarantor and none of their respective Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower, a Guarantor or one of their respective Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower or any Guarantor in respect of) all interests retained by the applicable Borrower or Guarantor, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)                                 Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Borrower, any Guarantor or any of their respective Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13                     Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or Guarantor or any deposit accounts of any Borrower or Guarantor now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid herefore shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14                     Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code (or under the equivalent section of the PPSA) can be perfected only by possession or control or which may be accorded higher priority in terms of perfection.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15                     Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16                     Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement, the Second Lien Intercreditor Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement, the Second Lien Intercreditor Agreement and the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17                     Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the books and records of Borrowers and their respective Subsidiaries, as well as on representations of Borrowers’ personnel,

(d)                                 agrees to keep all Reports and other material, non-public information regarding Borrowers and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.7, and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18                     Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.19                     Bank Product Providers.  Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

16.                               GENERAL PROVISIONS.

16.1                           Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

16.2                           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3                           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4                           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5                           Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

16.6                           Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.7                           Confidentiality.  Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 16.7 shall survive for 2 years after the payment in full of the Obligations.

16.8                           Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.9                           Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers and Mondel in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers and Mondel in order to utilize the collective borrowing powers of Borrowers and Mondel in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower, Mondel or any other Person as a result hereof.  Each Borrower and Mondel expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower and Mondel is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower, by Mondel or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers and Mondel as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

16.10                     Public Disclosure.  Parent, Borrower and each of their respective Subsidiaries agrees that neither they nor any of their respective Affiliates will issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of Agent and such Lender, except to the extent that such Person is required to do so under Applicable Law (in which event, such Person will consult with Agent and such Lender before issuing such press release or other public disclosure).  Parent, Borrower and each of their respective Subsidiaries hereby authorize Agent and each Lender, after consultation with Administrative Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as Agent and the Lenders shall deem appropriate, including announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as Agent or such Lender shall deem appropriate.

16.11                     Borrowings Upon Partial Release of Availability Block.  Upon Borrowers’ receipt of cash proceeds of the Second Lien Indebtedness in an aggregate amount of not less than $18,000,000, that portion of the Availability Block in the amount of $4,600,000 shall be released and Borrowers shall automatically be deemed to have requested an Advance in the amount of $4,600,000, the proceeds of which shall be funded to the Holding Account.  Funds credited to the Holding Account shall not be released without the prior written consent of Agent and Second Lien Agent, such consent not to be unreasonably withheld in connection with a request to release such funds to make any payment contemplated by Section 6.14(1)(a)(ii).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MAGNETEK, INC.,
a Delaware corporation

By:	/s/ David P. Reiland

Its:	Executive VP and Chief Financial Officer

MAGNETEK ADS POWER, INC.,
a Delaware corporation

By:	/s/ David P. Reiland

Its:	President

MAGNETEK MONDEL HOLDING, INC.,
a Delaware corporation

By:	/s/ David P. Reiland

Its:	President

WELLS FARGO FOOTHILL, INC.,
a California corporation,
as Agent and as a Lender

By:	/s/ Thomas Lane

Its:	Senior Vice President

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit J-1	Form of Joinder to Intercompany Subordination Agreement
Exhibit L-1	Form of LIBOR Notice
Exhibit T-1	Form of Total Debt Limiter Certificate

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule H-1	Holding Account
Schedule P-1	Permitted Liens
Schedule T-1	Applicable EBITDA Amounts
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 4.1	Real Property Locations
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Borrowers
Schedule 4.8(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.10	Litigation
Schedule 4.13(a)	Certain Employee Pension Benefit Plans
Schedule 4.13(d)	Certain Employee Health Benefit Plans
Schedule 4.13(j)	Canadian Employee Plan Disclosures
Schedule 4.14	Environmental Matters
Schedule 4.15	Intellectual Property
Schedule 4.17	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 4.20	Material Contracts
Schedule 4.28	Operating Lease Obligations
Schedule 4.26	Adverse Agreements
Schedule 4.29	Insurance
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates
Schedule 5.17	Scheduled Contribution Payments
Schedule 6.12	Existing Investments
Schedule 6.20	Agreements Affecting Subsidiaries